EXHIBIT (k)

Legal Opinion

Ameritas Life Insurance Corp. 5900 O Street / Lincoln, NE 68510

July 1, 2014

Ameritas Life Insurance Corp.

5900 "O" Street

Lincoln, Nebraska 68501

Gentlemen:

With reference to the initial Registration Statement on Form N-6 filed by Ameritas Life Insurance Corp. and Carillon Life Account with the Securities and Exchange Commission, covering Excel Performance VUL flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.     Ameritas Life Insurance Corp. is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue variable life policies by the Insurance Department of the State of Nebraska.

2.       Carillon Life Account is a duly authorized and existing separate account.

3.       The flexible premium variable universal life policies, when issued as contemplated by said Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp.

I hereby consent to the filing of this opinion as an exhibit to said initial Form N-6 Registration Statement.

Sincerely,

/s/ Robert G. Lange

Robert G. Lange

Vice President, General Counsel & Assistant Secretary, Individual